Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Relmada Therapeutics, Inc. on Form S-3 (File No. 333-234262) and on Form S-3 (Post-Effective Amendment No. 1 to Forms S-1 [Files No. 333-229258 and 333-233228]) of our report dated March 25, 2020, with respect to our audits of the consolidated financial statements of Relmada Therapeutics, Inc. as of December 31, 2019, June 30, 2019 and June 30, 2018 and for the six months ended December 31, 2019 and the years ended June 30, 2019 and 2018, which report is included in this Annual Report on Form 10-KT of Relmada Therapeutics, Inc. for the six months ended December 31, 2019.

/s/ Marcum llp

Marcum llp

Houston, Texas

March 26, 2020